Exhibit 99.1

March 9, 2011

Company Press Release

SOURCE: CALIFORNIA STEEL INDUSTRIES, INC.

Contact:	Kyle Schulty
Manager, Communications
909-350-6024

California Steel Industries to Redeem 6 1/8% Senior Notes Due 2014

Fontana, CA – California Steel Industries, Inc. (“CSI”) today announced that it will redeem all of its outstanding 6 1/8% Senior Notes due March 15, 2014 (the “Notes”) in accordance with the terms of the indenture governing the Notes. The redemption will be effective April 8, 2011. The Company will use an unsecured credit facility recently entered into with Mizuho Corporate Bank, Ltd., and funds from its established revolving line of credit with Wells Fargo Bank to fund the redemption.

“CSI sincerely thanks its bondholders and the financial community for their support and interest in our Company over the years” said Vicente Wright, President & CEO. “The financial arrangements we have made to redeem these Notes will ultimately mean both reduced debt and financial costs for our Company and a strengthened balance sheet for our shareholders,” he continued.

The Notes were issued in 2004, replacing the Company’s initial 1999 issuance of Senior Notes.

About California Steel Industries, Inc.

California Steel Industries is the leading producer of flat rolled steel products in the western United States (the 11 states located west of the Rocky Mountains) based on tonnage billed, with a broad range of products, including hot rolled, cold rolled, and galvanized sheet and electric resistant welded pipe. Located in Fontana, California, CSI has slightly less than 900 employees. For more information, please visit our website at www.californiasteel.com.